September 2, 1999

Securities and Exchange Commission
Washington, D.C.

                    Re: First Sunrise Inc.


To Whom It May Concern:

First Sunrise Inc.(the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the reconfirmation of one hundred thousand (100,000) Shares of Common Stock, offered at a price of $.50 per Share, for sale in the Company's initial public offering and currently held in escrow pursuant to Rule 419.

We have acted as counsel to the company in connection with the preparation of the Post-Effective Amendment to the Registration Statement on Form SB-2, pursuant to which such Shares are being reconfirmed and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photo copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

All of the 100,000 Shares currently offered for reconfirmation are now authorized and issued, and held in escrow pursuant to Rule 419.

Based upon the foregoing, we are of the opinion that the 100,000 Shares of Common Stock of the Company currently held in escrow are legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,


SCHONFELD & WEINSTEIN, L.L.P.
SCHONFELD & WEINSTEIN, L.L.P.

JS:ed